EXHIBIT (a)(1)(iv)

To:	Human Resources personnel
From:	Jost Fischer
Date:	December 18, 2008
Subject:	The Sirona Stock Option Exchange Program

Today we will be commencing the Sirona Stock Option Exchange Program (“Exchange Program”). The purpose of the Exchange Program is to give Eligible Persons holding certain “out-of-the-money” stock options the opportunity to exchange those stock options for new options. These new options will provide employees and consultants with the right to purchase fewer shares at a lower per share exercise price.

This letter is being sent to you because you supervise Eligible Persons who may look to you for advice or guidance regarding the Exchange Program. This letter outlines some of the key features of the Exchange Program. You are receiving this letter so that you are familiar with the materials that your Eligible Persons will receive.

About the Exchange Program

The Exchange Program will begin today and will be open until Wednesday, January 21, 2009 at 5:00 p.m. EDT, unless we decide to, or are required to, extend the Exchange Program. The Exchange Program is completely voluntary and is intended to restore the motivational and retention value of our stock option program. We are not encouraging or discouraging you or any other employee or consultant to participate in the Exchange Program. We urge all employees and consultants to read the Exchange Program materials carefully, consult their personal financial and tax advisors and come to his or her own decision about whether to participate in the Exchange Program.

An Overview of the Election Process

Eligible Persons will be notified by e-mail today that the Exchange Program has commenced. They will also receive a package in the mail with all of the information related to the Exchange Program. This package will include a Highlights brochure, the Offering Memorandum and a personalized Election Form containing specific information on each individual employee’s or consultant’s eligible stock options.

Eligible Persons are encouraged to submit questions about the Exchange Program via e-mail to: optionexchangeacceptance@sirona.com. Employees and consultants may also call (718) 482-2285 with questions about the Exchange Program.

What We’re Asking You to Do Now

•	Please carefully read the materials attached to this email.

•	Please review the instructions below on “What You Should Avoid Doing.”

•	Contact any member of the Sirona Stock Option Exchange Program team with questions you may have:

What We’re Asking You to Do Throughout the Offer

•	If asked, please remind employees and consultants of the election deadline — January 21, 2009 at 5:00 p.m. EDT.

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Direct employees and consultants with questions to call the Sirona Stock Option Exchange Program hotline at (718) 482-2285, or let them know they may send an e-mail to optionexchangeacceptance@sirona.com.

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If asked for your advice or opinion, please encourage employees and consultants to consult with their own financial and tax advisors regarding whether or not to participate in the Exchange Program. Please stress to employees and consultants that we are not encouraging or discouraging their participation.

What You Should Avoid Doing

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Please do not encourage or discourage employees and consultants to participate in the Exchange Program. Each employee must come to his or her own decision about whether or not to participate in the Exchange Program.

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Please try not to interpret any Exchange Program document or communication for employees. These materials contain many legal statements and disclosures about our common stock and stock options. If employees or consultants have questions or require additional information, please direct them to the Sirona Stock Option Exchange Program hotline at (718) 482-2285, or let them know they may send an e-mail to optionexchangeacceptance@sirona.com.

Thank you in advance for your help and support with the Exchange Program.

Attachments:

Highlights Brochure

Offering Memorandum

The exchange program materials contain important information for employees and consultants, including an offering memorandum that should be read carefully prior to making a decision whether to participate in the exchange program. These written materials and other documents may be obtained free of charge from the Securities and Exchange Commission’s website at www.sec.gov. Eligible Persons may obtain, free of charge, a written copy of the offering memorandum and other materials by calling Sirona Dental Systems, Inc. at (718) 482-2285 or sending an e-mail to optionexchangeacceptance@sirona.com.